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                     May 22, 2023

       Rudy C. Howard
       Chief Financial Officer
       Aravive, Inc.
       River Oaks Tower
       3730 Kirby Drive, Suite 1200
       Houston , Texas 77098

                                                        Re: Aravive, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 15,
2023
                                                            File No. 001-36361

       Dear Rudy C. Howard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences